Rider - Disability Waiver of Monthly Deductions

In this Rider, “We”, “Us”, or “Our” means The Penn Mutual Life Insurance Company; “You” and “Your” means the Owner of the Policy; and “Insured” means the person whose life is covered under the Policy. “The Policy” or “this Policy” means the Policy to which this Rider is attached.

We agree, subject to the provisions of this Rider, to provide the Waiver of Monthly Deductions Benefit.

This Rider is a part of the Policy to which it is attached. It is subject to all of the provisions of the Policy unless stated otherwise in this Rider.

Waiver of Monthly Deductions Benefit - This benefit provides for the waiver of the Monthly Deductions for this Policy. The Monthly Deductions will be waived as stated below upon Our receipt of due proof of the total disability of the Insured and due proof that the total disability:

(a)	began while this Rider was in force prior to the anniversary of this Policy which is nearest to the Insured’s 65th birthday;

(b)	has continued without interruption for four months during the life of the Insured; and

(c)	if this Rider was issued prior to the Insured’s age five, began on or after the anniversary of this Policy which is nearest to the Insured’s fifth birthday.

The Monthly Deductions will be waived as follows:

(1)

If the total disability of the Insured begins prior to the anniversary of this Policy which is nearest to the Insured’s 60th birthday, the Monthly Deductions will be waived during the continuance of the disability.

(2)

If the total disability of the Insured begins on or after the anniversary of this Policy which is nearest to the Insured’s 60th birthday, the Monthly Deductions will be waived during the continuance of the disability until the anniversary of this Policy which is nearest to the Insured’s 65th birthday or, if longer, during the first two years after the date that the disability begins.

Monthly Deductions after the date that the total disability of the Insured begins but before it has continued for four months will be deducted from the Policy Value as stated in this Policy. If Monthly Deductions are waived because of the total disability of the Insured, Monthly Deductions for the period beyond the end of the policy month in which that disability began will be credited to the Policy Value. However, no Monthly Deductions for a period more than one year prior to the time that We are given the notice of claim at Our Home Office will be waived or credited to the Policy Value unless it is shown that the notice of claim was given as soon as was reasonably possible.

If the total disability of the Insured begins during a Grace Period, We must be paid a premium sufficient to cover the Monthly Deductions for the Grace Period before any Monthly Deductions will be waived.

Monthly Deductions waived by this Rider shall not be taken from the Policy proceeds.

An application to increase the Specified Amount of the Policy will be deemed to be an application to increase the benefit provided by this Rider.

While the benefit of this Rider is in effect, all benefits and riders included in the Policy will continue in force, subject to the investment performance of any separate account included as part of the Policy Value provision.

There are no cash values or loan values associated with this Rider.

Total Disability Defined - As used in this Rider, total disability of the Insured means an incapacity of the Insured which:

(a)	results from bodily injury or disease; and

(b)	(1) during the first 24 months of total disability, the Insured is unable to perform the substantial and material duties of their job due to sickness or accidental bodily injury; and

(2) after the first 24 months of total disability, the Insured, due to sickness or accidental bodily injury, is unable to perform the substantial and material duties of any job for which they become reasonably suited by education, training or experience.

The total and irrecoverable loss by the Insured of any of the following will be considered to be total disability even though the Insured may be able to work at an occupation:

(a)	the sight of both eyes;

(b)	the use of both hands or of both feet;

(c)	the use of one hand and one foot;

(d)	speech; or

(e)	hearing of both ears.

Risks Not Assumed - Monthly Deductions will not be waived if the total disability of the Insured results from:

(a)	any attempt at suicide, or intentionally self-inflicted injury, while sane or insane;

(b)	war or an act of war while the Insured is in the military, naval or air force of any country, group of countries or international organization;

(c)	active participation in a riot, insurrection or terrorist activity;

(d)	committing or attempting to commit a felony;

(e)	voluntary intake or use by any means of any drug, unless prescribed or administered by a physician and taken in accordance with the physician’s instructions;

(f)	voluntary intake or use by any means of poison, gas or fumes, unless a direct result of an occupational accident;

(g)	intoxication as defined by the jurisdiction where the disability occurred; or

(h)	participation in an illegal occupation or activity.

The term “war”, as used above, includes, but is not limited to, declared war, and armed aggression by one or more countries resisted on orders of any other country, combination of countries or international organization. “Act of war” means any act peculiar to military, naval or air operations in time of war.

Notice of Claim and Proof of Total Disability - Monthly Deductions will be waived only if We are given a written notice of claim and due proof of the total disability of the Insured at Our Home Office. The notice and the proof must be given:

(a)	during the life of the Insured and during the continuance of the disability; and

(b)	not more than one year after the time that this Rider terminates.

The failure to give the notice and the proof will not invalidate or reduce a claim if it is shown that the notice and the proof were given as soon as was reasonably possible.

We may require due proof of the continuance of the total disability of the Insured.

In addition, at reasonable intervals, but not more frequently than once every 30 days, We may require a medical examination of the Insured by a medical examiner who We have named. Any such examination will be at Our expense. Such proof or examination will not be required more often than once a year after the total disability of the Insured has continued for two years. The failure to give such proof or to submit to such examinations will cause the benefit under this Rider to cease.

If the Insured is totally disabled on the anniversary of this Policy which is nearest to the Insured’s 65th birthday and if the Monthly Deductions for the five years prior to that anniversary have been waived under this Rider, no further proof will be required. We will then waive all future Monthly Deductions under this Policy.

Monthly Deduction - While this Rider is in force, the Monthly Deduction under this Policy will include the Monthly Deduction for this Rider. The Monthly Deduction for this Rider is the Cost of Insurance for the policy month for the Waiver of Monthly Deductions Benefit under this Rider.

Cost of Insurance - The Cost of Insurance for the Waiver of Monthly Deductions Benefit is determined on a monthly basis. The Cost of Insurance for a policy month is calculated as (a) plus (b), where:

(a)	is (i) multiplied by the result of (ii) minus (iii), where:

(i)	is the Cost of Insurance Rate for this benefit;

(ii)	is the Basic Death Benefit under this Policy at the beginning of the Policy month divided by the Death Benefit Discount Factor of this Policy; and

(iii)	is the Policy Value of this Policy at the beginning of the Policy month.

(b)	is (i) multiplied by (ii), if any applicable supplemental riders are elected, where:

(i)	Is the Cost of Insurance Rate for the Waiver of Monthly Deduction of the supplemental rider benefit, as shown in the Additional Policy Specifications; and

(ii)	Is the Specified Amount of the supplemental rider

The Cost of Insurance Rate for this benefit is based on the attained age, sex (if issued on a sex-distinct basis) and rate class of the Insured. The Cost of Insurance Rate for the Waiver of Monthly Deduction of the supplemental rider benefit is based on the attained age, sex (if issued on a sex-distinct basis) and rate class of the Insured and Additional Insured, if applicable. We will determine Cost of Insurance Rates based on expectations as to future experience. However, these rates will not exceed those shown in the Additional Policy Specifications.

We will not adjust Cost of Insurance Rates as a means of recovering prior losses nor as a means of distributing prior profits.

Incontestability - This Rider will be incontestable after it has been in force during the life of the Insured for two years from the Date of Issue of the Policy or the Effective Date of this Rider, if later; except as to total disability of the Insured which begins prior to the end of such two year period and except for fraud in the procurement of the Rider, when permitted by applicable law.

This Rider will be incontestable with respect to statements made in an application for reinstatement after it has been in force during the life of the Insured for two years from the effective date of the reinstatement, except for fraud in the reinstatement of the Rider, when permitted by applicable law.

Termination - This Rider will terminate upon:

(a)

the anniversary of this Policy which is nearest to the Insured’s 65th birthday; provided that such termination will not affect any benefit which is payable because of a total disability of the Insured which began prior to that anniversary;

(b)	lapse, surrender or maturity of this Policy;

(c)	the date of the death of the Insured; or

(d)	the Monthly Anniversary that coincides with or next follows the receipt at the Home Office of Your written request to terminate this Rider.

Reinstatement - This Rider may be reinstated within five years after lapse under the same terms as described in the Policy.

Effective Date - The effective date of this Rider is the same as the Policy Date of the Policy to which it is attached unless another effective date is shown below.

The Penn Mutual Life Insurance Company

Chairman and Chief Executive Officer